UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 15, 2012

TRANSWITCH CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-25996	06-1236189
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

Three Enterprise Drive Shelton, Connecticut 06484
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  (203) 929-8810

  Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On May 15, 2012, TranSwitch Corporation (the “Company”)  issued a press release announcing the completion of the previously announced sale of 1,476,156 shares of the Company’s common stock in a registered direct offering, resulting in gross proceeds to the Company of $2,779,491.

On May 8, 2012, the Company entered into a Securities Purchase Agreement (the “Investor Purchase Agreement”) with certain purchasers to sell 1,315,006 shares of the Company’s common stock for gross proceeds of $2,445,911 (the “Investor Offering”). The purchase price for each share in the Investor Offering was $1.86.

On May 8, 2012, the Company also entered into a Securities Purchase Agreement (the “Director and Officer Purchase Agreement”) with certain of the Company’s directors and officers to sell up to 161,150 shares of the Company’s common stock for gross proceeds of $333,580 (the “Director and Officer Offering” and together with the Investor Offering, the “Registered Direct Offering”). The purchase price for each share in the Director and Officer Offering was $2.07, which was equal to the consolidated closing bid price immediately preceding the time the Company entered into the Director and Officer Purchase Agreement.

The shares to be sold in the Registered Direct Offering are registered pursuant to a prospectus supplement dated May 8, 2012 and an accompanying prospectus dated October 21, 2009, pursuant to the Company’s effective shelf registration statement on Form S-3, which was filed with the Securities and Exchange Commission (the “Commission”) on October 21, 2009 and declared effective by the Commission on October 28, 2009.

The net proceeds to the Company from the Registered Direct Offering, after deducting the Company’s estimated offering expenses, are expected to be approximately $2,729,491.

A copy of the press release of the Company, dated May 15, 2012, is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this description.

Item 9.01. Financial Statements and Exhibits.

The Exhibits included as part of this Current Report on Form 8-K are listed in the Exhibit Index that follows. The Exhibit Index and the Exhibits listed therein are incorporated herein by this reference.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated May 15, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TranSwitch Corporation
May 15, 2012	By:	/s/ Robert Bosi
		Name:	Robert Bosi
		Title:	Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release, dated May 15, 2012.